Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

Dynavax Announces $30 Million At-The-Market Common Stock Purchase Agreement

Aspire Capital Makes Initial Investment of $2 Million at $2.00 per Share

BERKELEY, CA – September 20, 2010 – Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that Aspire Capital Fund, LLC, an Illinois limited liability company, has purchased 1,000,000 shares of Dynavax common stock at $2.00 per share, representing a 23% premium to the closing market price on September 17, 2010. The investment was made in connection with a $30 million At-The-Market common stock purchase agreement under which Aspire Capital has committed to purchase up to an additional $28 million of Dynavax common stock over the next 25 months.

During the term of the purchase agreement, Dynavax will control the timing and amount of any sales of its common stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company but is obligated to make purchases as the Company directs in accordance with the purchase agreement, which may be terminated by Dynavax at any time. Dynavax will use net proceeds from any sales of its stock to complete the Company’s development activities for its lead program, HEPLISAV™, an investigational hepatitis B vaccine, and for other general corporate purposes. Under the Purchase Agreement, the Company agreed to pay Aspire Capital a commitment fee equal to 4% of $30 million in consideration for Aspire Capital’s obligation to purchase up to $30 million of Dynavax common stock. Dynavax paid this commitment fee by issuance of 600,000 shares of its common stock valued at $2.00 per share. The Company did not pay any additional expense reimbursement or any placement agent fees in connection with the transaction. A more detailed description of the transaction agreements with Aspire Capital is set forth in the Company’s current report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

According to Dino Dina, M.D., Dynavax’s Chief Executive Officer, “The agreement with Aspire Capital provides us the ability to raise equity capital when we choose at opportunistic prices. The financing is designed to complement potential corporate partnership discussions and provide flexibility as we assess multiple value-enhancing strategic opportunities. Equally important, Aspire Capital’s decision to make an equity investment in Dynavax at a premium to the current market price signals confidence in our prospects for market-oriented initiatives and our ability to deliver results, including the BLA for HEPLISAV that is targeted for the second half of 2011.”

“Dynavax has made considerable progress on the path to commercializing HEPLISAV and we believe Dynavax is on track to deliver a novel product to an important and expanding market,” noted Steven G. Martin, Managing Member, Aspire Capital Partners, LLC.

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About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and developing the vaccine for immunization of large, high-value populations that are at risk, less responsive to current licensed vaccines, and for which vaccination recommendations are in place, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Forward Looking Statements

This press release contains “forward-looking” statements, including statements related to the potential future sale of shares of our common stock under the Purchase Agreement and the use of proceeds from such sales. Forward-looking statements are generally identified by use of the term “expect,” “may,” “will” and similar expressions. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, including the information discussed under the caption “Item 1 Business,” “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, as well as the Company’s various other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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